UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2004

EVERGREEN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

OREGON
(State or other jurisdiction of incorporation or organization)

333-109667-04                                 91-1797880
               (Commission file number)                       (IRS Employer Identification No.)

3850 THREE MILE LANE, McMINNVILLE, OREGON          97128-9496
                      (Address of principal executive offices)                                                     (Zip Code)

503-472-9361
(Registrant’s telephone number, including area code)

NONE
         (Former name, former address and former fiscal year, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

         Evergreen Vintage Aircraft, Inc. ("Vintage") is a wholly-owned subsidiary of Evergreen Holdings, Inc.   Vintage owns the 120,000 square foot building known as the Evergreen Aviation Museum which is located in McMinnville, Oregon (the "Museum Building"), together with the approximately 84.2 acres of real property upon which the Museum Building is located (the "Property"). Vintage also owns a collection of vintage aircraft.

          On December 30, 2004, Vintage entered into a Construction Loan Agreement with Intervest-Mortgage Investment Company ("Intervest") whereby Intervest agreed to loan to Vintage a sum total of $9,000,000 for the purpose of financing Vintage's construction of an IMAX theater on the Property. The Construction Loan Agreement is further evidenced by a Promissory Note from Vintage to Intervest in the principal sum of $9,000,000. The Promissory Note provides for an annual rate of interest equal to 1.00% in excess of the rate established for a Bank Prime Loan, as published in the Federal Reserve Statistical Release H.15 (the "Index"). The interest rate on all sums advanced under the Promissory Note shall be adjusted on the first day of each month following the date that the Bank Prime Loan rate changes in the Index, with such interest rate to be equal to 1.00% in excess of the week-ending average rate established for the Bank Prime Loan, as published in the Index. However, the interest rate shall never be less than 5.75% per annum. Accrued interest on the outstanding balance of sums advanced under the Promissory Note shall be due and payable on the first day of each month. In addition, following any default in the payment of interest under the Promissory Note, or any default under any of the other documents executed in connection with or to secure the Promissory Note (the "Loan Documents") and expiration of the applicable cure period, Intervest may elect to (i) declare the Promissory Note due and payable, and/or (ii) increase the rate of interest payable under the Promissory Note by three percent (3.00%) per annum.

         The entire principal balance and any accrued, but unpaid, interest on the Promissory Note shall be due and payable on January 1, 2006. However, so long as Vintage is not in default under the provisions of the Construction Loan Agreement, Vintage may elect to extend the maturity date of the Promissory Note to July 1, 2006. Vintage may exercise its right to extend the maturity date by providing Intervest with at least 30 days prior written notice and paying to Intervest the amount of $67,500 in consideration for the extension period. In addition, Vintage may, at any time, prepay the whole or any part of the Promissory Note without penalty.

           Vintage's obligations under the Promissory Note and Construction Loan Agreement are secured by a i) the Property, the Museum Building, and the tangible personal property owned by Vintage which is located on or in the Property and the Museum Building, ii) a pledge of all rents arising out of the operation of the Property and the Museum Building, and iii) the aircraft owned by Vintage. In addition, Mr. Delford M. Smith, the controlling shareholder of Evergreen Holdings, Inc., has guaranteed payment of the amounts due under the Promissory Note and Construction Loan Agreement.

           The Construction Loan Agreement includes certain events of default, including: i) the filing of certain mechanics' liens against the Property, ii) failure to comply with the Construction Loan Agreement, the Promissory Note, the Loan Documents or any requirement of any governmental authority, iii) certain events of bankruptcy, iv) impairment of the security interest in the Property, and v) failure to construct the theater in accordance with written plans and specifications or within specified time periods.

           Intervest has agreed, subject to certain conditions, to provide permanent financing for the theater following the completion of its construction.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
                        Registrant.

         The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EVERGREEN HOLDINGS, INC. (Registrant)

Date: January 6, 2005	/s/ John A. Irwin John A. Irwin Chief Financial Officer